Exhibit 10.3

COLD BREW LABS INC.
#############
############
May 13, 2011

Evan Sharp
#############
############

Re: EMPLOYMENT AGREEMENT
Dear Mr. Sharp:
On behalf of Cold Brew Labs Inc., a Delaware corporation (the "Company"), I am pleased to offer you the position of Co-Founder. Your employment by the Company shall be governed by the following terms and conditions (this "Agreement"):
1. Duties and Scope of Employment.
(a) Position. For the term of your employment under this Agreement (your "Employment"), the Company agrees to employ you in the position of Co-Founder, reporting to the Company's Board of Directors (the "Board"). You will be working out of the Company's office in or around Palo Alto, CA, although you understand and agree that you may be required to travel from time to time for business reasons. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position.
(b) Obligations to the Company. During your Employment, you shall devote your full business efforts and time to the Company’s business. You may, however, serve on corporate, civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions, provided that such activities do not individually or in the aggregate interfere with the performance of your duties under this Agreement or violate the terms of the Confidential Information and Invention Assignment Agreement between you and the Company. You shall comply with the Company’s policies and rules, as they may be in effect from time to time during your Employment.
(c) No Conflicting Obligations. You represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations under this Agreement. In connection with your Employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person has any right, title or interest and your Employment will not infringe or violate the rights of any other person. You represent and warrant to the Company that you have returned all property and confidential information belonging to any prior employer.
(d) Commencement Date. You shall commence full-time Employment as soon as reasonably practicable and in no event later than [May 30, 2011) (the "Start Date")
2. Compensation.
(a) Salary. The Company shall pay you as compensation for your services an initial base salary at a gross annual rate of$110,000. Such salary shall be payable in accordance with the Company's standard payroll procedures. The annual compensation specified in this Section 2, together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as "Base Salary." The Board or any Compensation Committee of the Board shall review your Base Salary at least annually.
(b) Stock Options. Subject to the approval of the Company's Board of Directors (the "Board"), the Company shall grant you a stock option covering 441,250 shares of the Company's Common Stock (the "Option''). The Option shall be granted as soon as reasonably practicable after the date of this Agreement or, if later, the date you commence full time Employment. The exercise price per share will be equal to the fair market value per share on the date the Option is granted, as determined by the Board in good faith compliance with applicable guidance in order to avoid having the Option be treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended. There is no guarantee that the Internal Revenue Service will agree with this value. You should consult with your own tax advisor concerning the tax risks associated with accepting an option to purchase the Company's Common Stock. The term of the Option shall be ten (10) years, subject to earlier expiration in the event of the termination of your services to the Company. The Option shall vest 3/48 of the total number of option shares after each 3-month period of full time employment. The Option will be an incentive stock option to the maximum extent allowed by the tax code and shall be subject to the other terms and conditions set forth in the Company's 2009 Stock Plan and in the Company's standard form of Stock Option Agreement.
3. Vacation/PTO and Employee Benefits. During your Employment, you shall be eligible to accrue paid vacation/ paid time off, pro-rated for the remainder of this calendar year, in accordance with the Company's vacation/ paid time off policy, as it may be amended from time to time. During your Employment, you shall be eligible to participate in the employee benefit plans maintained by the Company and generally available to similarly situated employees of the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.
4. Business Expenses; Travel Policy. The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with your duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
5. Termination.
(a) Employment at Will. Your Employment shall be “at will,” meaning that either you or the Company shall be entitled to terminate your Employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between you and the Company on the “at-will” nature of your Employment, which may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
(b) Rights Upon Termination. Except as expressly provided herein, but subject to the provisions of any Common Stock Purchase Agreement or Stock Restriction Agreement entered into between you and the Company, upon the termination of your Employment, you shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.
6. Pre-Employment Conditions.
(a) Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information and Invention Assignment Agreement, a copy of which is enclosed for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.
(b) Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.
7. Successors.
(a) Company’s Successors. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement.
(b) Your Successors. This Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8. Miscellaneous Provisions.
(a) Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In your case, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(b) Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c) Whole Agreement. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof.
(d) Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
(e) Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(f) No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
(g) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank]

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me, along with a signed and dated original copy of the Confidentiality Agreement.

Very truly yours,

COLD BREW LABS INC.

By: /s/ Ben Silbermann
(Signature)

Name: Ben Silbermann

Title: Co-Founder
ACCEPTED AND AGREED:

EVAN SHARP

By: /s/ Evan Sharp
(Signature)

5/17/2011
Date

Attachment A: Confidential Information and Invention Assignment Agreement.